EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-157276, 333-172596, 333-174983, 333-183617,333-198757, 333-213407, 333-225865, and 333-231749) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated March 30, 2020, with respect to the statements of net assets available for benefits of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2019 and 2018 and the related statements of changes in net assets available for benefits for the years ended December 31, 2019, 2018 and 2017 appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan for the year ended December 31, 2019.

/s/ Moss Adams LLP

Denver, Colorado
March 30, 2020